Exhibit 10.12

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the "Agreement"), dated as of May 9, 2007, but effective as provided herein, is made and entered into by and among SPECTRX, INC., a Delaware corporation and its affiliates ("Company") and Mr. Richard L. Fowler (the "Manager").

WITNESSETH:

WHEREAS, the Manager has served as the Senior Vice President of Engineering for the Company;

WHEREAS, the Company pursuant to the Asset Purchase Agreement dated May 9, 2007 between the Company and certain other parties (the “Purchase Agreement”), substantially all of the assets of the SimpleChoice business will be sold to a buyer (the “Asset Sale”);

WHEREAS, pursuant the Purchase Agreement the execution of a 2 year Non-Competition agreement (the “NonCom Agreement”) with the Manager is required;

WHEREAS, pursuant to the Asset Sale it is contemplated that Manager will execute this Agreement and the NonCom Agreement upon the Asset Sale;

WHEREAS, the Company considers it in the best interests of its stockholders to foster the continuous employment of certain key management personnel;

WHEREAS, the Company wishes to continue the employment of the Manager and the Manger is willing to render services, both on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and of the mutual covenants herein contained, it is agreed as follows:

1.                  Employment.

1.1.            After the Effective Date, the Company hereby agrees to employ the Manager and the Manager hereby agrees to continue his employment with the Company, upon the terms and conditions herein set forth. It is envisioned that Manager will perform services for the Company and will remain or become, as a legal matter, an employee of the Company.

1.2.            Employment will be for a term commencing on the Effective Date and, subject to earlier expiration upon the Manager's termination under Section 5, expiring on two (2) years from the Effective Date (the "Initial Term"). This Agreement will automatically renew for a period of two (2) years (the “Renewal Terms”) together with the Initial Term (hereinafter referred as the “Employment Term”) at the end of the Initial Term unless the Manager is informed in writing of the termination of this Agreement at least three (3) months before the expiration of the Initial Term.

2.                  Positions and Duties.

2.1.            Positions and Duties. During the Employment Term, the Manager will serve in his current position, or such other position or positions as may be assigned to Manager by the Company’s Chief Executive Officer or President from time to time.

2.2.            Commitment. During the Employment Term, the Manager will be the Company's full-time employee and, except as may otherwise be approved in advance in writing by the Chief Executive Officer or President of the Company, and except during vacation periods and reasonable periods of absence due to sickness, personal injury, or other disability, the Manager will devote substantially all of his full business time and attention to the performance of his duties to the Company; provided, however, that nothing in this Agreement shall preclude the Manager from devoting reasonable periods required for (i) participating in professional, educational, philanthropic, public interest, charitable, social, or community activities, or (ii) serving as a director or member of an advisory committee of any corporation or other entity that is not in competition with the Company; provided, further, that any such activities set forth in clauses (i) and (ii) above do not materially interfere with the Manager's regular performance of his duties and responsibilities hereunder.

3.                  Place of Performance. In connection with his employment during the Employment Term, unless otherwise agreed by the Manager, the Manager will be based at the Company's principal offices in Georgia. The Manager will undertake normal business travel on behalf of the Company.

4.                  Compensation and Benefits.

4.1.            Compensation.

(i)                 Base Salary. During the Employment Term, the Company will pay to the Manager an annualized base salary of $170,000, which base salary may be increased by the Chief Executive Officer of the Company in its sole discretion, payable at the times and in the manner consistent with the Company’s general policies regarding compensation of managerial employees.

(ii)               Incentive Compensation. If the Company's Chief Executive Officer authorizes any cash incentive compensation or approves any other management incentive program or arrangement, the Manager will be eligible to participate in such plan, program, or arrangement under the general terms and conditions applicable to its other managerial employees. Nothing in this Section 4.1(iv) will guarantee to the Manager any specific amount of incentive compensation or prevent the Chief Executive Officer of the Company from establishing performance goals and compensation targets applicable only to the Manager.

4.2.            Benefits. In addition to the compensation described in Section 4.1, the Company will make available to the Manager and his eligible dependents, subject to the terms and conditions of the applicable plans, including, without limitation, the eligibility rules, participation in all Company-sponsored employee benefit plans including all employee retirement income and welfare benefit policies, plans, programs, or arrangements in which managerial employees of the Company participate, including any stock option, stock purchase, stock appreciation, savings, pension, supplemental retirement or other retirement income or welfare benefit, disability, salary continuation, and any other deferred compensation, incentive compensation, group and/or life, health, medical /hospital or other insurance (whether funded by actual insurance or self-insured by the Company), expense reimbursement, or other employee benefit policies, plans, programs, or arrangements or any equivalent successor policies, plans, programs, or arrangements that may now exist or be adopted hereafter by the Company. The Company reserves the right to alter, amend, or terminate such plans with or without prior notice. The Manager will be granted five (5) weeks of paid vacation annually.

4.3.            Expenses. The Company will promptly reimburse the Manager for all travel and other business expenses the Manager incurs in order to perform his duties to the Company under this Agreement in a manner commensurate with the Manager's position and level of responsibility with the Company and in accordance with the Company's policy regarding approval and substantiation of expenses. The Manger will travel by first class accommodations for all business travel. The Company will reimburse the Manager for mobile telecommunications including cell phone and broadband service.

5.                  Termination. Notwithstanding the Employment Term specified in Section 1.2, the following provisions hereunder will govern the termination of the Manager's employment:

5.1.            Death. In the event of the Manager's death during the Employment Term, the Company will pay to the Manager's beneficiaries or estate, as appropriate, promptly after the Manager's death (i) the unpaid base salary to which the Manager is entitled, pursuant to Section 4.1, through the date of the Manager's death and (ii) any accrued, but unused vacation days, to the extent and in the amounts, if any, provided under the Company's usual policies and arrangements. This Section 5.1 will not limit the entitlement of the Manager's estate or beneficiaries to any death or other benefits then available to the Manager under any life insurance, stock ownership, stock options, or other benefit plan or policy that is maintained by the Company for the Manager's benefit.

5.2.            Disability.

(i)     If the Company determines in good faith that the Manager has incurred a Disability (as defined below) during the Employment Term, the Company may give the Manager written notice of its intention to terminate the Manager's employment. In such event, the Manager's employment with the Company will terminate effective on the 30th day after receipt of such notice by the Manager, provided that within the 30 days after such receipt, the Manager will not have returned to full-time performance of his duties. The Manager will continue to receive his base salary and benefits until the date of termination. In the event of the Manager's Disability, the Company will pay the Manager, promptly after the Manager's termination, (a) the unpaid annual base salary to which he is entitled, pursuant to Section 4.1, through the date of the Manager's termination, and (b) any accrued, but unused vacation days, to the extent and in the amounts, if any, provided under the Company's usual policies and arrangements. This Section 5.2 will not limit the entitlement of the Manager, the Manager's estate, or beneficiaries to any disability or other benefits then available to the Manager under any disability insurance or other benefit plan or policy that is maintained by the Company for the Manager's benefit.

(ii)   For purposes of this Agreement, "Disability" will mean the Manager's incapacity due to physical or mental illness substantially to perform his duties on a full-time basis for six consecutive months and within 30 days after a notice of termination is thereafter given by the Company the Manager will not have returned to the full-time performance of the Manager's duties; provided, however, if the Manager disagrees with a determination to terminate him because of Disability, the question of the Manager's disability will be subject to the certification of a qualified medical doctor agreed to by the Company and the Manager or, in the event of the Manager's incapacity to designate a doctor, the Manager's legal representative. In the absence of agreement between the Company and the Manager, each party will nominate a qualified medical doctor and the two doctors will select a third doctor, who will make the determination as to Disability. In order to facilitate such determination, the Manager will, as reasonably requested by the Company, (a) make himself available for medical examinations by a doctor in accordance with this Section 5.2(ii) and (b) grant the Company and any such doctor access to all relevant medical information concerning him, arrange to furnish copies of medical records to such doctor, and use his best efforts to cause his own doctor to be available to discuss his health with such doctor.

5.3.            For Cause Termination.

(i)     The Company may terminate the Manager's employment hereunder for Cause (as defined below). In the event of the Manager's termination for Cause, the Company will promptly pay to the Manager (or his representative) the base salary to which he is entitled, pursuant to Section 4.1, through the date the Manager is terminated and the Manager will be entitled to no other compensation or benefits under this Agreement or otherwise, except as otherwise due to him under applicable law.

(ii)   For purposes of this Agreement, the Company will have "Cause" to terminate the Manager's employment hereunder upon a finding by the Company that (a) the Manager committed an act or acts that were intended to and did defraud the Company, (b) the Manager engaged in gross negligence or gross misconduct against the Company or another employee, or in carrying out his duties and responsibilities, or (c) the Manager materially breached any of the express covenants set forth in this Agreement or in any other agreement to which Manager and the Company is a party, including without limitation, any agreement with the Company or any written policy, including, without limitation, the Company's non-discrimination and non-harassment policies. The Company will not have Cause unless and until the Company provides the Manager with written notice that the Company intends to terminate his employment for Cause. Such written notice will specify the particular act or acts, or failure to act, that is or are the basis for the decision to so terminate the Manager's employment for Cause. The Employee will be given the opportunity within 20 days of the receipt of such notice to meet with the Company's Board of Directors to defend such act or acts, or failure to act and, provided that such cure is possible, the Manager will be given 20 days after such meeting to correct such act or failure to act. If the Manager fails to correct such act or failure to act within the 20 days following the meeting, if such correction is possible, the Manager's employment by the Company automatically will be terminated under this Section 5.3 for Cause as of the receipt of the written notice from the Company or, if later, the date specified in such notice.

5.4.            Other Terminations.

(i)     Involuntary Termination. The Manager's employment hereunder may be terminated by the Company for any reason by written notice. The Manager will be treated for purposes of this Agreement as having been involuntarily terminated by the Company other than for Cause if the Manager terminates his employment with the Company for any of the following reasons (each, a "Good Reason"): (a) the Company has breached any material provision of this Agreement and within 30 days after notice thereof from the Manager, the Company fails to cure such breach; (b) a successor or assign (whether direct or indirect, by purchase, Sale, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company fails to assume liability under the Agreement; (c) a material reduction in the aggregate salary and benefits described in Sections 4.1 and 4.2 (other than stock-based compensation) provided to the Manager, taken as a whole; or (d) the Company changes the Manager's principal place of employment to outside the metropolitan areas of Atlanta, Georgia

(ii)   Voluntary Termination. The Manager may voluntarily terminate the Agreement at any time by notice to the Company. The Manager's death or Disability (as defined in Section 5.2(ii)) during the term of the Agreement will constitute a voluntary termination of employment for purposes of eligibility for termination payments and benefits as provided in Section 5.5.

5.5.            Termination Payments and Benefits.

(i)     Amount. Upon the Manager's involuntary termination other than for Cause, the Company will pay or provide to the Manager (1) his base salary and benefits in their entirety until the date of termination, (2) during the period ending nine (9) months after the date of termination or on the last day of the Employment Term, whichever occurs sooner, the continuation of his base salary paid in periodic installments consistent with Company policy therefore, and (3) for a period of nine (9) months after termination of his employment, the continuation of the employee welfare benefits set forth in Section 4.2 except as offset by benefits paid or provided by other sources as set forth in Section 6, or as prohibited by law or as a condition of maintaining the tax-favored status of any such benefits to the Company or its employees.

(ii)   Release. No benefit will be paid or made available under Section 5.5(i) (a) unless the Manager first executes a release in a form reasonably acceptable to the Company and (b) to the extent such payment or benefit is subject to the seven-day revocation period prescribed by the Age Discrimination in Employment Act of 1967, as amended, or to any similar revocation period in effect on the date of termination of Manager's employment, such revocation period has expired without notice of revocation.

6.                  Mitigation and Offset. The Manager is under no obligation to mitigate damages or the amount of any payment provided for hereunder by seeking other employment or otherwise; provided, however, that the Manager's coverage under the Company's welfare benefit plans will be reduced to the extent that the Manager becomes covered under any comparable employee benefit plan made available by another employer and covering the same type of benefits. The Manager will report to the Company any such benefits actually received by him.

7.                  Post-termination Assistance. The Manager agrees that after his employment with the Company has terminated he will provide, upon reasonable notice, such information and assistance to the Company as may reasonably be requested by the Company in connection with any litigation in which it or any of its affiliates is or may become a party; provided, however, that the Company agrees to reimburse the Manager for any related out-of-pocket expenses, including travel expenses.

8.                  Survival. The expiration or termination of the Employment Term will not impair the rights or obligations of any party hereto that accrue hereunder prior to such expiration or termination, except to the extent specifically stated herein. In addition to the foregoing, the Company's obligations under Section 5 and the Manager's obligations under Other Agreements (as this term is defined in Section 9.6), will survive the expiration or termination of Manager's employment.

9.                  Miscellaneous Provisions.

9.1.            Binding on Successors. This Agreement will be binding upon and inure to the benefit of the Company, the Manager and each of their respective successors, assigns, personal and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

9.2.            Governing Law. This Agreement will be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Georgia, without regard to conflicts of law principles.

9.3.            Severability. Any provision of this Agreement that is deemed invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant will be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

9.4.            Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as Federal Express or UPS, addressed to the attention of: Chief Executive Officer at 4955 Avalon Ridge Parkway, Norcross, Georgia 30071 and to the Manager at 2561 Floral Valley Dr., Dacula, GA 30019, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.

9.5.            Counterparts. This Agreement may be executed in several counterparts. each of which will be deemed to be an original. but all of which together will constitute one and the same Agreement.

9.6.            Entire Agreement. The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the Manager's employment by the Company, except the (1) the SpectRx Trade Secret, Confidential Information, Assignment of Inventions, and Nonsolicitation Agreement dated February 26, 1996 and (2) the SpectRx Inc. Non-Compete Agreement, to be dated May 9, 2007, which continue in full force and effect, and may not be contradicted by evidence of any prior or contemporaneous agreement (the agreements included in clause (1) and (2), the “Other Agreements”). The parties further intend that this Agreement will constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceeding to vary the terms of this Agreement.

9.7.            Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, approved by the Company and signed by the Manager. Failure on the part of either party to complain of any action or omission, breach or default on the part of the other party, no matter how long the same may continue, will never be deemed to be a waiver of any rights or remedies hereunder, at law or in equity. The Manager or the Company may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform only through an executed writing; provided, however, that such waiver will not operate as a waiver of, or estoppel with respect to, any other or subsequent failure.

9.8.            No Inconsistent Actions. The parties will not voluntarily undertake or fail to undertake any action or course of action that is inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

9.9.            Headings and Section References. The headings used in this Agreement are intended for convenience or reference only and will not in any manner amplify, limit, modify or otherwise be used in the construction or interpretation of any provision of this Agreement. All section references are to sections of this Agreement, unless otherwise noted.

10.              Effectiveness and Prior Agreement. This Agreement will become effective upon the closing of the Asset Sale (the “Effective Date”). Notwithstanding any other provisions fo this Agreement, if the Asset Sale is not consummated, this agreement will have no further force or effect.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written, but effective as provided in Section 10.

/s/ Richard L. Fowler

Manager/Date

SPECTRX, INC.

/s/ Mark Samuels

Mark Samuels

CEO